PROSPECTUS SUPPLEMENT NO. 1	Filed pursuant to Rule 424(b)(3)
(To prospectus dated October 21, 2021)	Registration No. 333-260094

ARCHAEA ENERGY INC.

110,334,394 SHARES OF CLASS A COMMON STOCK

7,021,000 WARRANTS TO PURCHASE SHARES OF CLASS A
COMMON STOCK

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated October 21, 2021 (the “Prospectus”), with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on November 4, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to 18,883,492 shares of our Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), which consist of (i) 11,862,492 shares that may be issued upon the exercise of the 11,862,492 warrants (the “Public Warrants”) originally sold as part of the units issued in the initial public offering (the “IPO”) of Rice Acquisition Corp. (“RAC”), (ii) 6,771,000 shares of Class A Common Stock that may be issued upon the exercise of the 6,771,000 warrants originally issued to Rice Acquisition Sponsor LLC (the “Sponsor”) and Atlas Point Energy Infrastructure Fund, LLC (“Atlas”) in a private placement that closed simultaneously with the consummation of the IPO (the “Private Placement Warrants”) and (iii) 250,000 shares of Class A Common Stock that may be issued upon the exercise of the 250,000 warrants issued to Atlas in a private placement that closed simultaneously with the consummation of the Business Combinations (as defined in the Prospectus) (the “Forward Purchase Warrants” and, together with the Public Warrants and the Private Placement Warrants, the “Warrants”). Each Warrant is exercisable to purchase for $11.50 one share of Class A Common Stock, subject to adjustment.

In addition, the Prospectus and this prospectus supplement relate to the resale from time to time of 6,771,000 Private Placement Warrants, 250,000 Forward Purchase Warrants and 110,334,394 shares of Class A Common Stock by the selling security holders named in the Prospectus or their permitted transferees (each a “Selling Securityholder” and, collectively, the “Selling Securityholders”). The 110,334,394 shares of Class A Common Stock consist of (i) 29,166,667 shares of Class A Common Stock issued in a private placement that closed concurrently with the consummation of the Business Combinations, (ii) 2,500 shares of Class A Common Stock issued to the Sponsor in a private placement prior to the consummation of the IPO, (iii) 18,883,492 shares of Class A Common Stock issuable upon exercise of the Warrants, (iv) 5,931,350 shares of Class A Common Stock issuable upon redemption of the 5,931,350 Class A units of LFG Acquisition Holdings LLC (f/k/a Rice Acquisition Holdings LLC) (“Opco”) held by the initial stockholders of RAC, all of which were issued prior to the consummation of the IPO, (v) 23,000,000 shares of Class A Common Stock issuable upon redemption of the 23,000,000 Opco Class A units issued as partial consideration upon consummation of the Aria Merger (as defined in the Prospectus) and (vi) 33,350,385 shares of Class A Common Stock issuable upon redemption of the 33,350,385 Opco Class A units issued as consideration upon consummation of the Archaea Merger (as defined in the Prospectus).

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

The Class A Common Stock and the Public Warrants are listed on the New York Stock Exchange (“NYSE”) under the symbols “LFG” and “LFG WS,” respectively. On November 3, 2021, the last sale price of the Class A Common Stock and the Public Warrants as reported on the NYSE were $18.87 per share and $7.37 per warrant, respectively.

_______________________

Investing in our securities involves certain risks, including those that are described in the “Risk Factors” section beginning on page 7 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

_______________________

The date of this prospectus supplement is November 4, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 3, 2021

ARCHAEA ENERGY INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39644	85-2867266
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4444 Westheimer Road, Suite G450 Houston, Texas 77027	77027
(Address of principal executive offices)	(Zip Code)

(346) 708-8272

(Registrant’s telephone number, including area code)

500 Technology Drive, Second Floor

Canonsburg, Pennsylvania

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	LFG	The New York Stock Exchange
Warrants, each exercisable for one share of Class A Common Stock at a price of $11.50	LFG WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 3, 2021, Archaea Energy Inc. (the “Company”) and LFG Acquisition Holdings LLC, a subsidiary of the Company (“Opco”), entered into a Share Repurchase Agreement (the “Repurchase Agreement”) with Aria Renewable Energy Systems LLC, a Delaware limited liability company (“Aria RES”). Pursuant to the Repurchase Agreement, on a weekly basis during the period beginning on November 3, 2021 and ending on the date that is one week after the date on which the Company has received all cash payments from exercises of the Redeemable Warrants (as defined below), the Company will repurchase from Aria RES the number of shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), equal to all cash received by the Company from exercises of the Redeemable Warrants during the preceding calendar week divided by $17.65 (rounded down to the nearest whole number). Assuming all of the holders of the Redeemable Warrants exercise their warrants for cash prior to the Redemption Date (as defined below), the Company would receive approximately $139.3 million in cash and would repurchase 7,891,991 shares of Class A Common Stock from Aria RES. The holders of the Redeemable Warrants may elect to exercise their Redeemable Warrants by paying the exercise price with cash or may elect to exercise on a “cashless basis,” which would reduce the cash proceeds received by the Company and, correspondingly, the number of shares repurchased from Aria RES. The foregoing description of the Repurchase Agreement is not complete and is qualified in its entirety by reference to the copy of the Repurchase Agreement filed as Exhibit 10.1 hereto, which is incorporated herein by reference.

As of November 3, 2021, Aria RES beneficially owns 21,700,232 shares of the Company’s Class B common stock, par value $0.0001 per share (“Class B Common Stock”), and 21,700,232 Class A units of Opco (“Opco Class A units”), which it received as partial consideration in the Aria Merger (as defined and further described in the Company’s Current Report on Form 8-K filed on September 21, 2021). Pursuant to the Second Amended and Restated Limited Liability Company Agreement of Opco, at the request of the holder, each Opco Class A unit may be redeemed for, at Opco’s election, a newly-issued share of Class A Common Stock or a cash payment equal to the Cash Election Amount (which is generally the volume-weighted average closing price of one share of Class A Common Stock for the five consecutive trading days prior to the date on which the holder requested the redemption), and upon redemption of such Opco Class A unit, a share of Class B Common Stock shall be surrendered by the holder and cancelled by the Company.

In connection with the Aria Merger, upon consummation thereof on September 15, 2021, Aria RES, along with certain other stockholders of the Company, entered into a Stockholders’ Agreement with the Company (the “Stockholders Agreement”). Pursuant to the Stockholders Agreement, among other things, (i) Aria RES and certain other parties thereto were granted certain customary registration rights, (ii) Aria RES, its affiliates and their permitted transferees (the “Ares Investor”) have the right to designate one director (the “Aria Director”) for appointment or election to the board of directors of the Company (the “Board”) for so long as the Ares Investor holds at least 50% of the Registrable Securities (as defined in the Stockholders Agreement) held by it upon consummation of the Aria Merger (the first date on which the Ares Investors no longer holds such amount, the “Aria Fall-Away Date”), and (iii) until the Aria Fall-Away Date, the Board shall consult with Aria RES (and the other “Aria Holders” as defined in the Stockholders Agreement) regarding the persons to be designated as independent directors. On the Aria Fall-Away Date, the right of the Ares Investor to designate a director shall cease and the term of the then-current Aria Director shall thereupon automatically end. Additionally, pursuant to the Stockholders Agreement, Aria RES and the other Aria Holders are subject to a 180-day lock-up period on transferring their equity interests in the Company and Opco, subject to early expiration based on the per share trading price of the Class A Common Stock, as set forth in the Stockholders Agreement. The Stockholders Agreement generally provides that if, following the consummation of the Aria Merger on September 15, 2021, the last sale price of the Class A Common Stock on the New York Stock Exchange for any 10 trading days within any 15 trading-day period commencing 15 days after the consummation of the Aria Merger exceeds (i) $13.50 per share, then the Aria Holders, together with their permitted transferees, may transfer the equity interests in the Company that they received in the Aria Merger (the “Aria Closing Shares”) during the 180-day lock-up period without restriction in an amount up to one-third of the Aria Closing Shares, (ii) $16.00 per share, then the Aria Holders, together with their permitted transferees, may transfer up to an additional one-third of the Aria Closing Shares in excess of the Aria Closing Shares described in the foregoing clause (i) (i.e., up to two-thirds of the Aria Closing Shares in the aggregate) without restriction, and (iii) $19.00 per share, then the Aria Holders, together with their permitted transferees, may transfer any of the Aria Closing Shares without restriction. The Stockholders Agreement is further described in the Company’s Current Report on Form 8-K filed on September 21, 2021 and a copy thereof is filed therewith as Exhibit 10.13.

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Item 8.01 Other Events.

On November 4, 2021, the Company delivered a Notice of Redemption (the “Notice of Redemption”) calling for the redemption (the “Redemption”) of (i) all of its publicly held warrants to purchase shares of Class A Common Stock (the “Public Warrants”), which were issued under the Warrant Agreement, dated October 21, 2020 (the “Warrant Agreement”), by and among the Company, Opco and Continental Stock Transfer & Trust Company, as warrant agent, as part of the units sold in the Company’s initial public offering (the “IPO”), that remain outstanding at 5:00 p.m., New York City time, on December 6, 2021 (the “Redemption Date”) and (ii) all of its warrants to purchase shares of Class A Common Stock that were issued under the Warrant Agreement to Atlas Point Energy Infrastructure Fund, LLC in a private placement simultaneously with the consummation of the Company’s business combination on September 15, 2021 (the “Forward Purchase Warrants” and, together with the Public Warrants, the “Redeemable Warrants”) that remain outstanding at 5:00 p.m., New York City time, on the Redemption Date, in each case for a redemption price of $0.10 per warrant. A copy of the Notice of Redemption is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Warrants to purchase shares of Class A Common Stock that were issued under the Warrant Agreement in a private placement simultaneously with the closing of the IPO are still held by the initial holders thereof or their permitted transferees and thus are not subject to the Redemption.

On November 4, 2021, the Company issued a press release announcing the Redemption. A copy of the press release is filed as Exhibit 99.2 hereto and is incorporated herein by reference.

None of this Current Report on Form 8-K, the Notice of Redemption attached hereto as Exhibit 99.1 or the press release attached hereto as Exhibit 99.2 constitutes an offer to sell or the solicitation of an offer to buy any of the Company’s securities, and none shall constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Share Repurchase Agreement, dated November 3, 2021, by and between Archaea Energy Inc., LFG Acquisition Holdings LLC and Aria Renewable Energy Systems LLC.

99.1	Notice of Redemption dated November 4, 2021.

99.2	Press release dated November 4, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 4, 2021

ARCHAEA ENERGY INC.

By:	/s/ Lindsay Ellis
Name:	Lindsay Ellis
Title:	General Counsel and Secretary

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Exhibit 10.1

SHARE REPURCHASE AGREEMENT

This Share Repurchase Agreement (this “Agreement”) is made as of November 3, 2021, by and between Archaea Energy Inc., a Delaware corporation (the “Company”), LFG Acquisition Holdings LLC, a Delaware limited liability company and subsidiary of the Company (“Opco”), and Aria Renewable Energy Systems LLC, a Delaware limited liability company (“Seller”). Seller, Opco and the Company are referred to herein collectively as the “Parties” and each, individually, as a “Party.”

WHEREAS, as of the date hereof, Seller is the record owner of 21,700,232 shares of the Company’s Class B common stock, par value $0.0001 per share (“Class B Common Stock”), and 21,700,232 Class A units of Opco (“Opco Class A units”), and pursuant to the Second Amended and Restated Limited Liability Company Agreement of Opco (the “Opco LLCA”), at the request of the holder (such request, an “Opco Redemption Request”), each Opco Class A unit may be redeemed for, at Opco’s election, a newly-issued share of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), or a cash payment as set forth therein, and upon redemption of such Opco Class A unit, a share of Class B Common Stock shall be surrendered by the holder and cancelled by the Company;

WHEREAS, Seller desires to sell to the Company, and the Company desires to repurchase from Seller, such shares of Class A Common Stock issued upon the redemption of the Opco Class A units pursuant to such OpCo Redemption Request or Opco Class A Units, as the case may be, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

Article I.
Purchase and Sale

1.1 Purchase and Sale.

(a) The Company shall notify Seller in writing by 5:00 p.m., Eastern Time, each Monday (or if Monday is not a Business Day (as defined below), on the next Business Day), beginning on Monday, November 8, 2021, the amount of cash received by the Company from exercises of its Redeemable Warrants (as defined below) for cash during the immediately preceding calendar week (a “Notice”), provided that the first such Notice shall also include cash received by the Company from exercises of its Redeemable Warrants for cash at any time prior to the immediately preceding calendar week.

(b) Seller shall, promptly after receipt of a Notice, deliver to the Company an Opco Redemption Request for the number of Opco Class A units equal to the amount of cash received by the Company from exercises of its Redeemable Warrants for cash during the immediately preceding calendar week, as indicated in the Notice, divided by $17.65 (rounded down to the nearest whole number), provided that the first such Opco Redemption Request shall be based on all cash received by the Company from exercises of its Redeemable Warrants for cash at any time prior to the immediately preceding calendar week in addition to cash received by the Company from such exercises during the immediately preceding calendar week. Upon receipt of such Opco Redemption Request, Opco shall, promptly and no later than by the end of the Business Day on which such Opco Redemption Request is received by the Company, inform Seller of Opco’s elected settlement method for such redemption. If Opco does not timely inform Seller of such election, Opco shall be deemed to have elected to settle the redemption in shares of Class A Common Stock.

(c) In the event Opco elects to redeem the Opco Class A units specified in such Opco Redemption Request for newly-issued shares of Class A Common Stock (such newly-issued shares, the “Subject Shares”), on the terms and subject to the conditions set forth in this Agreement, Seller shall sell, transfer, convey, assign and deliver to the Company, and the Company shall purchase, accept and assume from Seller (each such transaction, a “Repurchase”), at or before 11:00 a.m., Eastern Time, on the Business Day following receipt of the relevant Opco Redemption Request or such other time as may be agreed to by the Parties pursuant to Section 2.1 hereof (a “Closing Date”), all of Seller’s right, title and interest to the Subject Shares for a purchase price of $17.65 per share (the “Class A Purchase Price”) delivered to the account designated by Seller in Section 2.2 hereof.

(d) In the event Opco elects to redeem the Opco Class A units specified in such Opco Redemption Request for cash in lieu of the applicable number of shares of Class A Common Stock pursuant to Section 3.6(e)(ii) of the Opco LLCA, Seller shall sell, transfer, convey, assign and deliver to the Company, and the Company shall purchase, accept and assume from Seller, such Opco Class A units specified in the Opco Redemption Request, and the Company shall pay on the Closing Date to the account designated by the Seller in Section 2.2 hereof, an amount of cash equal to the Cash Election Amount (as defined in the Opco LLCA) (provided that in no event shall such Cash Election Amount be less than $17.65 per Opco Class A unit) (the “Cash Purchase Price”).

(e) Upon the redemption of any Opco Class A units pursuant to clause (c) or (d) of this Section 1.1, an equal number of shares of Class B Common Stock held by Seller shall be cancelled pursuant to Section 3.6(a) of the Opco LLCA.

1.2 Term. The term of this Agreement (the “Term”) shall commence on November 3, 2021 and end on the date that is one week after the date on which the Company has received all payments from exercises of the Redeemable Warrants for cash (provided that such date is no later than December 14, 2021 unless otherwise agreed to by the Parties).

Article II.
Closing

2.1 Closing. Each closing (a “Closing”) of the transactions contemplated by this Agreement shall take place at the offices of Kirkland & Ellis LLP, 609 Main Street, Houston, Texas 77002, at 11:00 a.m., Eastern time, on the Business Day following receipt of the relevant Opco Redemption Request, or such other time and place as the Parties may agree in writing, provided that a Closing shall not occur prior to the fulfillment or waiver (in accordance with the provisions hereof) of all of the conditions set forth in Article VI hereof (other than those conditions that by their nature are to be fulfilled at or upon the Closing, but subject to the fulfillment or waiver of such conditions).

2.2 Deliveries at Closing. At each Closing, (a) Seller shall deliver to the Company’s transfer agent any instructions, stock powers or other documents, reasonably requested at least three Business Days prior to the Closing (or in the case of the first Closing, at least two Business Days prior to the Closing), to effectuate the relevant Repurchase, and (b) the Company will deliver to Seller the Class A Purchase Price or Cash Purchase Price, as applicable, by wire transfer of immediately available funds to the account designated in writing by Seller at least one Business Day prior to the applicable Closing Date.

Article III.
Representations and Warranties of SelleR

Seller hereby represents and warrants to the Company, as of the date hereof and as of each Closing Date, as follows:

3.1 Organization. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own its assets and to carry on its business as now conducted.

3.2 Authority and Approval. Seller has full limited liability company power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the obligations hereof to be performed by it. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery of this Agreement by the Company, constitutes the valid and legally binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws (as defined below) affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at Law or in equity).

3.3 No Conflicts. The execution, delivery and performance of this Agreement by Seller does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not, (a) violate, conflict with, result in any breach of or require the consent of any Person (as defined below) under, any of the terms, conditions or provisions of the governing documents of Seller; (b) conflict with or violate any Law applicable to Seller; or (c) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), result in the creation of any Encumbrance (as defined below) on any of Seller’s assets under, or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which Seller is a party or by which it is bound; except in the case of clauses (b) and (c) for those items that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Seller’s ability to perform its obligations under this Agreement.

3.4 Ownership of the Subject Shares. As of the date hereof, Seller is the record owner of 21,700,232 shares of Class B Common Stock and 21,700,232 Opco Class A units and will be the record owner of any shares of Class A Common Stock issued by the Company upon redemption of such Opco Class A units and the simultaneous cancellation of the corresponding number of shares of Class B Common Stock pursuant to the terms of the Opco LLCA. Seller has good and marketable title to all such shares of Class B Common Stock and such Opco Class A Units, free and clear of any encumbrances, liens, charges, levies, proxies, voting trusts or agreements, options or rights, understandings or arrangements inconsistent with this Agreement or the transactions contemplated hereby, or any other encumbrances or restrictions whatsoever on title, transfer or exercise of any rights of a shareholder in respect of the Subject Shares (collectively, “Encumbrances”), except for any such Encumbrance that may be imposed pursuant to (x) this Agreement, (y) the Stockholders’ Agreement, dated as of September 15, 2021, by and among Seller, the Company and the other parties thereto or (z) any applicable restrictions on transfer under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities Law. Upon a Closing, the Company (or its designee) will own the applicable Subject Shares, free and clear of all Encumbrances.

3.5 No Consents. No consent, approval, permit, governmental or regulatory order, declaration or filing with, or notice to, any Governmental Authority (as defined below) or any third party is required to be made or obtained by Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except as has been made or obtained on or prior to the date hereof.

3.6 No Litigation. There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of Seller, threatened against or by Seller that challenge or seek to prevent, enjoin or could otherwise potentially delay the transactions contemplated by this Agreement.

3.7 Informed Seller.

(a)   Seller has (i) such knowledge and experience in financial and business matters as to be capable of evaluating the merits, risks and suitability of the transactions contemplated by this Agreement and (ii) evaluated the merits and risks of the transactions contemplated by this Agreement based exclusively on its own independent review and consultations with such investment, legal, Tax (as defined below), accounting and other advisors as it deemed necessary, and has made its own decision concerning the transactions contemplated by this Agreement without reliance on any representation or warranty of, or advice from, the Company. Upon each Closing, Seller will be consummating the transactions contemplated by this Agreement with full understanding of the terms, conditions and risks and willingly assumes those terms, conditions and risks.

(b)   Seller has received and carefully reviewed filings of the Company with the U.S. Securities and Exchange Commission (the “SEC”), other publicly available information regarding the Company, and such other information that it and its financial, legal and other advisors deem necessary in connection with Seller’s decision to enter into this Agreement and, upon each Closing, consummate the transactions contemplated by this Agreement. Seller has not requested any advice or other information with respect to the Subject Shares from the Company, its Affiliates (as defined below), or any of its or their respective Representatives (as defined below), and no such information or advice is necessary or desired.

3.8 Broker’s Fees. Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Company or Opco could become liable or otherwise obligated.

Article IV.
Representations and Warranties of the COMPANY and opco

Each of the Company and Opco hereby represent and warrant to Seller, as of the date hereof and as of each Closing Date, as follows:

4.1 Organization.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(b) Opco is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own its assets and to carry on its business as now conducted.

4.2 Authority and Approval. Each of the Company and Opco has full corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the obligations hereof to be performed by it. This Agreement has been duly executed and delivered by the Company and Opco and, assuming due authorization, execution and delivery of this Agreement by Seller, constitutes the valid and legally binding obligation of the Company and Opco, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at Law or in equity).

4.3 No Conflicts. The execution, delivery and performance of this Agreement by the Company and Opco do not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not, (a) violate, conflict with, result in any breach of or require the consent of any Person (as defined below) under, any of the terms, conditions or provisions of the governing documents of the Company or Opco; (b) conflict with or violate any Law applicable to the Company or Opco; or (c) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), result in the creation of any Encumbrance on any of the Company’s or its subsidiaries’ assets under, or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which the Company or any of its subsidiaries is a party or by which it is bound; except in the case of clauses (b) and (c) for those items that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Company’s or Opco’s ability to perform its obligations under this Agreement.

4.4 No Consents. No consent, approval, permit, governmental or regulatory order, declaration or filing with, or notice to, any Governmental Authority or any third party is required to be made or obtained by the Company or Opco in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except as has been made or obtained on or prior to the date hereof.

4.5 No Litigation. There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of the Company, threatened against or by the Company or its subsidiaries that challenge or seek to prevent, enjoin or could otherwise potentially delay the transactions contemplated by this Agreement.

4.6 Informed Purchaser.

(a) The Company has (i) such knowledge and experience in financial and business matters as to be capable of evaluating the merits, risks and suitability of the transactions contemplated by this Agreement and (ii) evaluated the merits and risks of the transactions contemplated by this Agreement based exclusively on its own independent review and consultations with such investment, legal, Tax, accounting and other advisors as it deemed necessary, and has made its own decision concerning the transactions contemplated by this Agreement without reliance on any representation or warranty of, or advice from, Seller. Upon each Closing, the Company will be consummating the transactions contemplated by this Agreement with full understanding of the terms, conditions and risks and willingly assumes those terms, conditions and risks.

(b) The Company has not requested any advice or other information with respect to the Subject Shares from Seller, its Affiliates, or any of its or their respective Representatives, and no such information or advice is necessary or desired.

4.7 Solvency. Both immediately prior to and after giving effect to all Repurchases contemplated by this Agreement, (a) the Company and its subsidiaries shall be Solvent (as defined below) and (b) the fair value and present fair saleable value of the Company’s assets exceed its total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) by an amount that exceeds the Company’s statutory capital. For purposes of this Agreement, the term “Solvent” means that, as of the applicable time of determination, the Company and its subsidiaries, taken as a whole, (i) are able to pay their respective debts as they become due; (ii) own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities); and (iii) have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or its subsidiaries.

4.8 Broker’s Fees. Neither the Company nor Opco has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or otherwise obligated.

4.9 SEC Filings. All statements, reports, schedules, forms and other documents (including exhibits and all information incorporated by reference) (“SEC Reports”) filed by the Company with the SEC complied in all material respects with the requirements of the Exchange Act, the Securities Act or the Sarbanes-Oxley Act of 2002, as applicable, and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports filed or furnished by the Company with the SEC contains any untrue statement of a material fact or omitted to state a material fact required to be stated therein necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, the Company has timely filed each report, statement, schedule, prospectus and registration statement, as applicable, that the Company was required to file with the SEC.

Article V.
Covenants

5.1 No Inconsistent Arrangements. Except as provided hereunder, neither Party shall, directly or indirectly, take or permit any other action that would in any way restrict, limit or interfere with the performance of such Party’s obligations hereunder or otherwise make any representation or warranty of such Party herein untrue or incorrect (including, for the avoidance of doubt, any transfer, sale, assignment, gift, hedge, or other disposition, directly or indirectly, of the Subject Shares). Any action taken in violation of the foregoing sentence shall be null and void ab initio.

5.2 Litigation. Each Party shall provide such other Party with prompt notice of any claim, action, suit, litigation or proceeding (including any class action or derivative litigation) brought, asserted or commenced by, on behalf of or in the name of, against or otherwise involving either Party relating to this Agreement or any of the transactions contemplated hereby, and shall keep such other Party informed on a reasonably prompt basis with respect to the status thereof. Each Party shall give such other Party the opportunity to participate (at such other Party’s expense) in the defense or settlement of any such litigation, and no such settlement shall be agreed to without such other Party’s prior written consent.

Article VI.
Conditions to Closing

6.1 Mutual Conditions. The respective obligations of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to each Closing, of the following condition, which may, to the extent permitted by applicable Law, be waived in a writing signed by both Seller and the Company, each at its sole discretion:

(a) No Litigation. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement.

6.2 Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to each Closing, of the following conditions, which may, to the extent permitted by applicable Law, be waived in writing by the Company in its sole discretion:

(a) Closing Deliverables. Seller shall deliver to the Company’s transfer agent the closing deliverable(s) set forth in Section 2.2(a) hereof.

(b) Representations and Warranties. The representations and warranties of Seller contained in this Agreement or any schedule, certificate or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or material adverse effect, which representations and warranties shall be true in all respects) both when made and as of the applicable Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or material adverse effect, which representations and warranties shall be true in all respects) as of such specified date. Seller shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the applicable Closing.

6.3 Conditions to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to each Closing, of the following conditions, which may, to the extent permitted by applicable Law, be waived in writing by Seller in its sole discretion:

(a) Closing Deliverables. The Company shall deliver to Seller the closing deliverable set forth in Section 2.2(b) hereof.

(b) Representations and Warranties. The representations and warranties of the Company contained in this Agreement or any schedule, certificate or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or material adverse effect, which representations and warranties shall be true in all respects) both when made and as of the applicable Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or material adverse effect, which representations and warranties shall be true in all respects) as of such specified date. The Company shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the applicable Closing.

(c) Exemption from Liability Under Section 16(b). The Company shall deliver to Seller a copy of the resolutions of the Board of Directors of the Company, authorizing this Agreement, the Repurchases and the transactions contemplated hereunder prior to the execution and delivery of this Agreement, in accordance with Rule 16b-3(e) under the Exchange Act, for the purpose of exempting such transactions from Section 16(b) of the Exchange Act, including with respect to Seller’s and its Affiliates’ status as a “director by deputization,” for purposes of Section 16 of the Exchange Act.

Article VII.

Miscellaneous

7.1 Defined Terms. As used herein, the following terms shall have the following meanings:

(a) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

(b) “Business Day” means any day other than Saturday, Sunday, or any day on which banks located in New York are authorized or required by Law to be closed.

(c) “Exchange Act” means the Securities and Exchange Act of 1934, as amended.

(d) “Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority, or any arbitrator, court or tribunal of competent jurisdiction.

(e) “Law” means any provision of any law or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree.

(f) “Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, estate, unincorporated organization, association, Governmental Authority or other entity.

(g)   "Redeemable Warrants” means (x) all of the Company’s publicly held warrants to purchase shares of Class A Common Stock, which were issued under the Warrant Agreement, dated October 21, 2020, by and among the Company, Opco and Continental Stock Transfer & Trust Company, as warrant agent, as part of the units sold in the Company’s initial public offering and (y) all of the Company’s warrants to purchase shares of Class A Common Stock that were issued under the Warrant Agreement to Atlas Point Energy Infrastructure Fund, LLC in a private placement simultaneously with the consummation of the Company’s business combination on September 15, 2021.

(h) “Representative” means, with respect to any Person, such Person’s directors, officers, employees, partners, members, shareholders, agents or representatives.

(i) “Tax” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person by Law, by contract or otherwise.

7.2 Notices. All notices and other communications hereunder must be in writing and will be deemed duly given if delivered personally or by email transmission, or mailed through a nationally recognized overnight courier, postage prepaid, to the Parties at the following addresses (or at such other address for a Party as specified by like notice, provided, however, that notices of a change of address will be effective only upon receipt thereof):

if to the Company:	Archaea Energy Inc.
4444 Westheimer Road, Suite G450
Houston, Texas 77027
Attn: Lindsay Ellis (lellis@archaeaenergy)

with a copy to:	Kirkland & Ellis LLP
609 Main Street, 45th Floor
Houston, Texas 77002
Attn: Matthew R. Pacey (matt.pacey@kirkland.com)

if to Seller:	Aria Renewable Energy Systems LLC
c/o Ares Management LLC
Three Charles River Place, Suite 101
63 Kendrick Street
Needham, MA 02494
Attn: Noah Ehrenpreis (nehrenpreis@aresmgmt.com)

with a copy to:	Orrick Herrington & Sutcliffe LLP
405 Howard Street
San Francisco, CA 94105
Attn: Matthew Gemello (mgemello@orick.com);
Marsha Mogilevich (mmogilevich@orrick.com)

Notices will be deemed to have been received on the date of receipt (a) if delivered by hand or nationally recognized overnight courier service or (b) upon receipt of an appropriate confirmation by the recipient when so delivered by email.

7.3 Termination. This Agreement may only be terminated by (i) mutual written consent of the Parties to terminate this Agreement prior to the end of the Term or (ii) by either Party if such other Party is in breach of the terms of this Agreement if such breach continues unremedied for a period of five calendar days after notice to the breaching Party. Upon termination of this Agreement, no Party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing in this Section 7.3 shall relieve either Party from liability for fraud or any willful breach of this Agreement prior to the termination hereof and (ii) the provisions of this Article VII shall survive any termination of this Agreement.

7.4 Acknowledgements.

(a) Each Party acknowledges and understands (i) that the other Party and its Affiliates may possess material nonpublic information regarding the Company, its Affiliates and the Subject Shares not known to the other Party that may impact the value of the Subject Shares, including, without limitation, (A) information received by Representatives of the Parties and their respective Affiliates, and (B) information received on a privileged basis from the attorneys and financial advisors representing the Parties and/or their respective Affiliates (collectively, the “Information”); and (ii) the Information, if disclosed to the other Party, could affect such Party’s decision to enter into this Agreement. Seller acknowledges and understands the risks to and disadvantage of Seller due to the disparity of information between Seller, on the one hand, and the Company and Opco, on the other hand.

(b) Notwithstanding the limitations set forth in Section 7.4(a), each Party has deemed it appropriate to enter into this Agreement and to consummate the transactions contemplated hereby and each Party has had an opportunity to request information from the other Parties as it deems appropriate.

(c) Each Party agrees that no other Party, such Party’s Affiliates or any of its or their respective Representatives shall have any liability to the Party, its Affiliates or any of its or their respective Representatives whatsoever due to or in connection with the other Party’s and its Affiliates’ use or non-disclosure of the Information or otherwise as a result of the transactions contemplated hereby, and each Party hereby irrevocably waives any claim that it might have based on the failure of the other Parties and their respective Affiliates to disclose the Information.

(d) Each Party acknowledges that (i) the other Parties are relying on its representations, warranties, acknowledgements and agreements in this Agreement as a condition to proceeding with the transactions contemplated hereby and (ii) without such representations, warranties, acknowledgements and agreements, the other Parties would not enter into this Agreement or engage in the transactions contemplated hereby.

7.5 Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties. Any agreement on the part of either Party to any extension or waiver with respect to this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of either Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

7.6 Expenses. The Company shall bear all costs and expenses incurred in connection with the transactions contemplated by this Agreement, provided that the Company shall not be responsible for more than $75,000 in costs and expenses of Seller (including only up to $50,000 in fees and expenses of outside legal counsel selected by Seller and excluding any internal expenses of Seller (including all salaries and expenses of its employees)) unless otherwise agreed to by the Parties.

7.7 Entire Agreement. This Agreement, together with the other documents and certificates delivered pursuant hereto, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement.

7.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by either Party without the prior written consent of the other Party. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

7.9 Specific Enforcement; Jurisdiction.

(a) The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement in any court referred to in Section 7.9(b) hereof, without the necessity of proving the inadequacy of money damages as a remedy (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties acknowledges and agrees that the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without such right, neither of the Parties would have entered into this Agreement.

(b) Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware for the purpose of any legal action, suit or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each of the Parties hereby irrevocably agrees that all claims with respect to such legal action, suit or proceeding may be heard and determined exclusively in such court. Each of the Parties (i) consents to submit itself to the personal jurisdiction of the courts of the State of Delaware in the event any legal action, suit or proceeding arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) irrevocably consents to the service of process in any legal action, suit or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, on behalf of itself or its property, in accordance with Section 7.2 hereof (provided that nothing in this Section 7.9(b) shall affect the right of either Party to serve legal process in any other manner permitted by applicable Law) and (iv) agrees that it will not bring any legal action, suit or proceeding relating to this Agreement or any of the transactions contemplated hereby in any court other than the courts of the State of Delaware. The Parties agree that a final trial court judgment in any such legal action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict either Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

7.10 Waiver of Jury Trial. Each Party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any legal action, suit or proceeding arising out of this Agreement or any of the transactions contemplated hereby. Each Party (a) certifies that no Representative, agent or attorney of the other Party has represented, expressly or otherwise, that such Party would not, in the event of any legal action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Party have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 7.10.

7.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

7.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to either Party.

7.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

7.14 Further Assurances. Each Party will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to perform its obligations under this Agreement. Each Party shall use its reasonable best efforts to take, or cause to be taken, any and all actions and to do, or cause to be done, and to assist such other Party in doing, any and all things, necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

[Remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

THE COMPANY:

ARCHAEA ENERGY, INC.

By:	/s/ Eric Javidi
Name:	Eric Javidi
Title:	Chief Financial Officer

OPCO:

LFG ACQUISITION HOLDINGS LLC

By:	/s/ Eric Javidi
Name:	Eric Javidi
Title:	Chief Financial Officer

SELLER:

Aria Renewable Energy Systems LLC

By:	/s/ Noah Ehrenpreis
Name:	Noah Ehrenpreis
Title:	Vice President & Secretary

Signature Page to Share Repurchase Agreement

Exhibit 99.1

November 4, 2021

NOTICE OF REDEMPTION OF CERTAIN WARRANTS

(CUSIP 03940F 111)

Dear Warrant Holder,

Archaea Energy Inc. (the “Company”) hereby gives notice that it is redeeming (the “Redemption”), at 5:00 p.m., New York City time, on December 6, 2021 (the “Redemption Date”), (i) all of the Company’s outstanding publicly held warrants (the “Public Warrants”) to purchase shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), that were issued under the Warrant Agreement, dated October 21, 2020 (the “Warrant Agreement”), by and among the Company, LFG Acquisition Holdings LLC and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”), as part of the units sold in the Company’s initial public offering (the “IPO”) and (ii) all of the Company’s outstanding warrants to purchase shares of Class A Common Stock that were issued to Atlas Point Energy Infrastructure Fund, LLC in a private placement simultaneously with the consummation of the Company’s business combination on September 15, 2021 (the “Forward Purchase Warrants” and, together with the Public Warrants, the “Redeemable Warrants”), in each case for a redemption price of $0.10 per warrant (the “Redemption Price”). Warrants to purchase Class A Common Stock that were issued under the Warrant Agreement in a private placement simultaneously with the consummation of the IPO (the “Private Warrants”) are still held by the initial holders thereof or their permitted transferees and thus are not subject to the Redemption.

Under the terms of the Warrant Agreement, the Company is entitled to redeem all of the outstanding Redeemable Warrants at a redemption price of $0.10 per Redeemable Warrant if the last reported sales price of the Class A Common Stock has been at least $10.00 per share on the trading day prior to the date on which this Notice of Redemption is given and provided that there is an effective registration statement covering the shares of Class A Common Stock issuable upon exercise of the Redeemable Warrants and a current prospectus relating thereto available throughout the 30-day redemption period. Because the Private Warrants as of the Redemption Date are held by Rice Acquisition Sponsor LLC, Atlas Point or their respective Permitted Transferees (as defined in the Warrant Agreement), the Private Warrants are not currently callable for redemption. At the direction of the Company, the Warrant Agent is delivering this notice of redemption to each of the registered holders of the outstanding Redeemable Warrants.

The Redeemable Warrants may be exercised by the holders thereof until 5:00 p.m., New York City time, on the Redemption Date to purchase shares of Class A Common Stock underlying such warrants. Holders may continue to exercise Redeemable Warrants and receive Class A Common Stock in exchange for payment in cash of the $11.50 per warrant exercise price. Alternatively, a holder may elect to exercise their Redeemable Warrants on a “cashless basis” and surrender Redeemable Warrants for a certain number of shares of Class A Common Stock that is determined by reference to the table set forth in Section 6.2 of the Warrant Agreement based on the fair market value of the shares of Class A Common Stock and length of time to the expiration of the Redeemable Warrants. Holders of Redeemable Warrants that elect to exercise on such a cashless basis (instead of paying the $11.50 per warrant cash exercise price) will receive 0.361 of a share of Class A Common Stock for each Redeemable Warrant surrendered for exercise. If any holder of Redeemable Warrants would, after taking into account all of such holder’s Redeemable Warrants exercised at one time, be entitled to receive a fractional interest in a share of Class A Common Stock, the number of shares the holder will be entitled to receive will be rounded down to the nearest whole number of shares.

The Public Warrants and the Class A Common Stock are listed on the New York Stock Exchange (the “NYSE”) under the symbols “LFG WS” and “LFG,” respectively. On November 3, 2021, the last reported sale price of the Public Warrants was $7.37 per warrant and the last reported sale price of the Class A Common Stock was $18.87 per share.

The Company understands from the NYSE that December 3, 2021, the trading day prior to the Redemption Date, will be the last day on which the Public Warrants will be traded on the NYSE.

TERMS OF REDEMPTION; CESSATION OF RIGHTS

The rights of the Redeemable Warrant holders to exercise their Redeemable Warrants will terminate immediately prior to 5:00 p.m., New York City time, on the Redemption Date. At 5:00 p.m., New York City time, on the Redemption Date and thereafter, holders of unexercised Redeemable Warrants will have no rights with respect to those warrants, except to receive the Redemption Price or as otherwise described in this notice for holders who hold their Redeemable Warrants in “street name.” We encourage you to consult with your broker, financial advisor and/or tax advisor to consider whether or not to exercise your Redeemable Warrants.

The Company is exercising this right to redeem the Redeemable Warrants pursuant to Section 6.2 of the Warrant Agreement. Pursuant to Section 6.2 of the Warrant Agreement, the Company has the right to redeem all of the outstanding Redeemable Warrants at a redemption price of $0.10 per Redeemable Warrant if the last reported sales price of the Class A Common Stock has been at least $10.00 per share on the trading day prior to the date on which this notice of redemption is given and provided that there is an effective registration statement covering the shares of Class A Common Stock issuable upon exercise of the Redeemable Warrants and a current prospectus relating thereto available throughout the 30-day redemption period. The last reported sale price of the Class A Common Stock on November 3, 2021, the trading day prior to the date on which this notice of redemption is being given, was at least $10.00 per share.

EXERCISE PROCEDURE

Redeemable Warrant holders have until immediately prior to 5:00 p.m., New York City time, on the Redemption Date to exercise their Redeemable Warrants to purchase Class A Common Stock. Warrants may be exercised for cash at the Cash Exercise Price (as defined below) or on a cashless basis:

·	Cash Exercise: Each Redeemable Warrant entitles the holder thereof to purchase one share of Class A Common Stock at a cash price of $11.50 per warrant exercised (the “Cash Exercise Price”). Payment of the Cash Exercise Price must be made by wire transfer of immediately available funds. Wire instructions will be provided to The Depository Trust Company and will otherwise be provided upon request.

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●	Cashless Exercise: If exercising on a cashless basis, a holder exercising a Redeemable Warrant will surrender Redeemable Warrants for a certain number of Class A Common Stock that is determined by reference to the table set forth in Section 6.2 of the Warrant Agreement based on the fair market value of the shares of Class A Common Stock and length of time to the expiration of the Redeemable Warrants. Holders of Redeemable Warrants that elect to exercise on a cashless basis (instead of paying the $11.50 per warrant cash exercise price) will receive 0.361 of a share of Class A Common Stock for each Redeemable Warrant surrendered for exercise. If any holder of Redeemable Warrants would, after taking into account all of such holder’s Redeemable Warrants exercised at one time, be entitled to receive a fractional interest in a share of Class A Common Stock, the number of shares the holder will be entitled to receive will be rounded down to the nearest whole number of shares.

Those who hold Redeemable Warrants in “street name” should immediately contact their broker to determine their broker’s procedure for exercising their Redeemable Warrants. The act of exercising is VOLUNTARY, meaning holders must instruct their broker to submit the warrants for exercise.

Persons who are holders of record of their Redeemable Warrants may exercise their Redeemable Warrants by sending a fully and properly completed “Election to Purchase” (a form of which is attached hereto as Annex A), duly executed and indicating, among of things, the number of Redeemable Warrants being exercised and whether such Redeemable Warrants are being exercised on a cash or cashless basis:

Continental Stock Transfer & Trust Company
One State Street, 30th Floor
New York, NY 10004
Attention: Compliance Department

Telephone Number: (212) 509-4000

The method of delivery of the Redeemable Warrants is at the option and risk of the holder, but if mail is used, registered mail properly insured is suggested.

The fully and properly completed Election to Purchase and, if the Redeemable Warrants are exercised for cash, payment in full of the Cash Exercise Price, must be received by Continental Stock Transfer & Trust Company prior to 5:00 p.m., New York City time, on the Redemption Date. Subject to the following paragraph, any failure to deliver the Warrant Certificate, a fully and properly completed Election to Purchase or, if the applicable Redeemable Warrants are exercised for cash, the payment in full of the Redemption Price before such time will result in such holder’s Redeemable Warrants being redeemed and not exercised.

WARRANTS HELD IN STREET NAME

For holders of Redeemable Warrants who hold their Redeemable Warrants in “street name,” broker-dealers shall have two business days from the Redemption Date, or 5:00 p.m., New York City time, on December 8, 2021, to deliver the Redeemable Warrants to the Warrant Agent, provided that a Notice of Guaranteed Delivery and, in the case of a cash exercise, payment in full of the Cash Exercise Price, is received by the Warrant Agent prior to 5:00 p.m., New York City time, on the Redemption Date. Any such Redeemable Warrant received without the Election to Purchase or the Notice of Guaranteed Delivery having been duly executed and fully and properly completed or, in the case of a cash exercise, without the payment in full of the Cash Exercise Price will be deemed to have been delivered for redemption (at $0.10 per Redeemable Warrant), and not for exercise.

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PROSPECTUS

A prospectus covering the Class A Common Stock issuable upon the exercise of the Redeemable Warrants is included in a registration statement (Registration No. 333-260094) initially filed with the Securities and Exchange Commission (the “SEC”) on October 6, 2021 and declared effective by the SEC on October 21, 2021. The SEC maintains an Internet website that contains a copy of this prospectus (and any supplements thereto). The address of that site is www.sec.gov. Alternatively, you can obtain a copy of the prospectus (and any supplements thereto) from our investor relations website at https://ir.archaeaenergy.com/.

REDEMPTION PROCEDURE

Payment of the Redemption Price will be made by the Company upon presentation and surrender of a Redeemable Warrant for payment after 5:00 p.m., New York City time, on the Redemption Date. Those who hold their shares in “street name” should contact their broker to determine their broker’s procedure for redeeming their Redeemable Warrants.

ADDITIONAL INFORMATION

Any questions you may have about redemption or exercise of your Redeemable Warrants may be directed to the Company’s information agent for the Redemption, D.F. King & Co., Inc., Attention: Michael Horthman, by calling (800) 848-3410 (or (212) 269-5550 for banks and brokers), or by emailing LFG@dfking.com. Questions may also be directed to the Warrant Agent at its address and telephone number set forth above.

Sincerely,

ARCHAEA ENERGY INC.

/s/ Eric Javidi
Eric Javidi
Chief Financial Officer

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Annex A

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive            shares of Class A Common Stock and herewith tenders payment for such shares of Class A Common Stock to the order of the Company in the amount of $           in accordance with the terms hereof. The undersigned requests that a certificate for such shares of Class A Common Stock be registered in the name of           , whose address is            and that such shares of Class A Common Stock be delivered to            whose address is           . If said number of shares of Class A Common Stock is less than all of the shares of Class A Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Class A Common Stock be registered in the name of           , whose address is            and that such Warrant Certificate be delivered to           , whose address is           .

In the event that the Warrant has been called for redemption by the Company pursuant to Section 6 of the Warrant Agreement and the Company has required cashless exercise pursuant to Section 6.4 of the Warrant Agreement, the number of shares of Class A Common Stock that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(b) and Section 6.4 of the Warrant Agreement.

In the event that the Warrant is a Private Placement Warrant that is to be exercised on a “cashless” basis pursuant to subsection 3.3.1(c) of the Warrant Agreement, the number of shares of Class A Common Stock that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) of the Warrant Agreement.

In the event that the Warrant is to be exercised on a “cashless” basis pursuant to Section 7.4 of the Warrant Agreement, the number of shares of Class A Common Stock that this Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.

In the event that the Warrant (as such term is defined in the Warrant Agreement) may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of shares of Class A Common Stock that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall mark the box below and complete the following:

☐ The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive shares of Class A Common Stock. If said number of shares of Class A Common Stock is less than all of the shares of Class A Common Stock purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Class A Common Stock be registered in the name of           , whose address is            and that such Warrant Certificate be delivered to           , whose address is           .

[Signature Page Follows]

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Date:                           , 2021

(Signature)

(Address)

(Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (OR ANY SUCCESSOR RULE)).

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Exhibit 99.2

November 4, 2021

Archaea Energy Inc. Announces Redemption of All Outstanding Public Warrants

HOUSTON-- Archaea Energy Inc. (“Archaea” or the “Company”) (NYSE: LFG) today announced that the Company will redeem all of its publicly held warrants (the “Public Warrants”) to purchase shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), that remain outstanding at 5:00 p.m., New York City time, on December 6, 2021 (the “Redemption Date”) for a redemption price of $0.10 per Public Warrant (the “Redemption Price”). The Public Warrants were issued under the Warrant Agreement, dated October 21, 2020 (the “Warrant Agreement”), by and among the Company, LFG Acquisition Holdings LLC and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”), as part of the units sold in the Company’s initial public offering (the “IPO”).

In addition, the Company will redeem all of its warrants to purchase shares of Class A Common Stock that were issued to Atlas Point Energy Infrastructure Fund, LLC (the “Forward Purchase Warrants” and, together with the Public Warrants, the “Redeemable Warrants”) in a private placement simultaneously with the consummation of the Company’s business combination on September 15, 2021 (the “Business Combination”) that remain outstanding on the Redemption Date at the Redemption Price.

Under the terms of the Warrant Agreement, the Company is entitled to redeem all 12.1 million outstanding Redeemable Warrants at a redemption price of $0.10 per Redeemable Warrant if the last reported sales price of the Class A Common Stock has been at least $10.00 per share on the trading day prior to the date on which the notice of redemption is given and provided that there is an effective registration statement covering the shares of Class A Common Stock issuable upon exercise of the Redeemable Warrants and a current prospectus relating thereto available throughout the 30-day redemption period. The Company has directed the Warrant Agent to deliver a notice of redemption to each of the registered holders of the outstanding Redeemable Warrants.

Pursuant to the Warrant Agreement, the 6.8 million warrants to purchase Class A Common Stock that were issued in a private placement simultaneously with the IPO are not subject to this redemption as they are still held by the initial holders thereof.

The Redeemable Warrants may be exercised by the holders thereof until 5:00 p.m., New York City time, on the Redemption Date (December 6, 2021) to purchase shares of Class A Common Stock underlying such warrants. Holders may continue to exercise Redeemable Warrants and receive Class A Common Stock in exchange for payment in cash of the $11.50 per warrant exercise price. Alternatively, a holder may elect to exercise their Redeemable Warrants on a “cashless basis” and surrender Redeemable Warrants for a certain number of shares of Class A Common Stock that is determined by reference to the table set forth in Section 6.2 of the Warrant Agreement based on the fair market value of the shares of Class A Common Stock and length of time to the expiration of the Redeemable Warrants. Holders of Redeemable Warrants that elect to exercise on such a cashless basis (instead of paying the $11.50 per warrant cash exercise price) will receive 0.361 shares of Class A Common Stock for each Redeemable Warrant surrendered for exercise. If any holder of Redeemable Warrants would, after taking into account all of such holder’s Redeemable Warrants exercised at one time, be entitled to receive a fractional interest in a share of Class A Common Stock, the number of shares the holder will be entitled to receive will be rounded down to the nearest whole number of shares. The exercise procedures are described in the notice of redemption and the election to purchase included therein.

To minimize dilution to its existing stockholders as a result of warrant exercises, the Company intends to use any cash proceeds received from exercises of its warrants to repurchase shares of Class A Common Stock from Aria Renewable Energy Systems LLC at a price of $17.65 per share. Aria Renewable Energy Systems LLC beneficially owns Class A units of LFG Acquisition Holdings LLC, which are convertible into shares of Class A Common Stock, as a result of the Business Combination. The net result of the redemption of Redeemable Warrants, combined with such repurchase of shares, is a maximum net share count increase of 4.4 million shares associated with the Redeemable Warrants.

Any Redeemable Warrants that remain unexercised at 5:00 p.m., New York City time, on the Redemption Date will be void and no longer exercisable, and the holders of those Redeemable Warrants will be entitled to receive only the redemption price of $0.10 per Redeemable Warrant. Holders of Public Warrants held in “street name” should contact their broker to determine their broker’s procedure for exercising their Public Warrants.

The Company understands from the New York Stock Exchange (the “NYSE”) that December 3, 2021, the trading day prior to the Redemption Date, will be the last day on which the Public Warrants will be traded on the NYSE.

None of the Company, its board of directors or employees has made or is making any representation or recommendation to any holder of the Redeemable Warrants as to whether to exercise or refrain from exercising any Redeemable Warrants.

The shares of Class A Common Stock underlying the Redeemable Warrants have been registered by the Company under the Securities Act of 1933, as amended, and are covered by a Registration Statement on Form S-l (Registration No. 333-260094) filed with, and declared effective by, the Securities and Exchange Commission (the “Registration Statement”).

Questions concerning redemption or exercise of the Redeemable Warrants may be directed to the Company’s redemption information agent, D.F. King & Co., Inc., Attention: Michael Horthman, by calling (800) 848-3410 (or (212) 269-5550 for banks and brokers), or by emailing LFG@dfking.com. Questions may also be directed to the Warrant Agent, Continental Stock Transfer & Trust Company, at 1 State Street, 30th Floor, New York, New York 10004, Attention: Compliance Department, or by calling (212) 509-4000.

No Offer or Solicitation

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any offer of any of the Company’s securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

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About Archaea Energy Inc.

Archaea Energy Inc. is one of the largest RNG producers in the U.S., with an industry leading RNG platform and expertise in developing, constructing, and operating RNG facilities to capture waste emissions and convert them into low carbon fuel. Archaea’s innovative, technology-driven approach is backed by significant gas processing expertise, enabling Archaea to deliver RNG projects that are expected to have higher uptime and efficiency, and lower development costs and time to market, than industry averages. Archaea partners with landfill and farm owners to help them transform their long-lived feedstock sources into RNG and convert their facilities into renewable energy centers. Archaea’s differentiated commercial strategy is focused on long-term contracts that provide commercial partners a reliable, non-intermittent, sustainable decarbonizing solution to displace fossil fuels in high-carbon emission processes and industries.

Forward Looking Statements

Certain statements made in this release are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as “may,” “might,” “will,” “would,” “could,” “should,” “forecast,” “intend,” “seek,” “target,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions, although not all forward looking statements contain such identifying words. All statements other than historical facts are forward looking statements. Such statements include, but are not limited to, statements concerning the Company’s intended use of proceeds from the exercise of its warrants for cash. Forward looking statements are based on current expectations, estimates, projections, targets, opinions and/or beliefs of the Company, and such statements involve known and unknown risks, uncertainties and other factors.

The risks and uncertainties that could cause those actual results to differ materially from those expressed or implied by these forward looking statements include, but are not limited to: (a) the ability to recognize the anticipated benefits of the business combination and any transactions contemplated thereby, which may be affected by, among other things, competition, the ability of the Company to grow and manage growth profitably and retain its management and key employees; (b) the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; (c) the Company’s ability to develop and operate new projects; (d) the reduction or elimination of government economic incentives to the renewable energy market; (e) delays in acquisition, financing, construction and development of new projects; (f) the length of development cycles for new projects, including the design and construction processes for the Company’s projects; (g) the Company’s ability to identify suitable locations for new projects; (h) the Company’s dependence on landfill operators; (i) existing regulations and changes to regulations and policies that effect the Company’s operations; (j) decline in public acceptance and support of renewable energy development and projects; (k) demand for renewable energy not being sustained; (l) impacts of climate change, changing weather patterns and conditions, and natural disasters; (m) the ability to secure necessary governmental and regulatory approvals; and (n) other risks and uncertainties indicated in the Registration Statement, including those under “Risk Factors” therein, and other documents filed or to be filed with the Securities and Exchange Commission by the Company.

The foregoing list of factors is not exclusive. You should not place undue reliance upon any forward looking statements, which speak only as of the date made. Neither the Company nor Aria Renewable Energy Systems LLC undertakes or accepts any obligation or undertaking to update or revise the forward looking statements set forth herein, whether as a result of new information, future events or otherwise, except as may be required by law.

Investors

Megan Light

mlight@archaea.energy

346-439-7589

Media

Katarina Matic

Kmatic@montiethco.com

917-853-1105

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